UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 17, 2017

iRhythm Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Townsend Street, Suite 500

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(650) 241-7900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director; Appointment of Committee Members

On July 17, 2017, the Board of Directors (the “Board”) of iRhythm Technologies, Inc. (the “Company”) elected Bruce G. Bodaken and Ralph Snyderman to the Board, effective immediately. Dr. Snyderman and Mr. Bodaken will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2019. In addition, the Board appointed Mr. Bodaken as a Chairman of the Compensation Committee of the Board and Dr. Snyderman as a member of the Audit Committee of the Board, effective July 17, 2017.

Mr. Bodaken, age 65, is a member of the faculty at University of California, Berkeley, in the Division of Health Policy Management. Mr. Bodaken served as Chairman and CEO of Blue Shield of California from 2000 to 2012, where he was responsible for strategy and management of California’s third largest insurer, with $10 billion in revenue. Prior to that, Mr. Bodaken served as Blue Shield of California’s President and COO from 1996 to 2000. He has been on the board of directors of Rite Aid Corporation since May 2013 and on the board of directors of Wageworks, Inc. since September 2005. Mr. Bodaken holds a M.A. from the University of Colorado and a B.A. from Colorado State University.

Dr. Snyderman, M.D., age 77, is Chancellor Emeritus, James B. Duke Professor of Medicine, and Director of the Center for Research on Personalized Health Care at Duke University. From 1989 to 2004, he served as Chancellor for Health Affairs at Duke and was the founding CEO and President of the Duke University Health System. He was a venture partner with New Enterprise Associates from 2006 to 2009. He previously served on the boards of directors of The Procter and Gamble Company, Pharmaceutical Product Development, LLC (PPD), Trevena, Inc., Crescendo Bioscience, Inc. and Targacept, Inc. He currently serves on the boards of CareDx, Inc., Liquida Technologies, Inc., Purdue Pharma L.P., Sengenix, Inc., Linus Oncology, Inc., Veritas Collaborative Holdings, and Essential Health Solutions, Inc. Dr. Snyderman is a member of the Association of American Physicians, where he served as president from 2003 to 2004, the Association of American Medical Colleges, where he served as chair from 2001 to 2002, the National Academy of Medicine and the American Academy of Arts & Sciences. Dr. Snyderman holds a B.S. in Pre-Medical Studies from Washington College, an M.D. from the State University of New York, Downstate Medical Center, and completed an internship and residency in Medicine at Duke University.

In connection with the election of Dr. Snyderman and Mr. Bodaken to the Board, on July 17, 2017, each of Dr. Snyderman and Mr. Bodaken was granted a stock option award to purchase 4,089 shares of the Company’s common stock and a restricted stock unit award covering 1,949 shares of the Company’s common stock. The stock option awards will vest as to 1/36th of the shares subject to the award on each monthly anniversary of the grant date, subject to the continued service of each director on the Board on each applicable vesting date. The restricted stock unit awards will vest over a three-year period with 1/3rd of the restricted stock units scheduled to vest on each of the first three anniversaries of the grant date, subject to the continued service on the Board on each applicable vesting date. The stock option awards and restricted stock unit awards are each subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan and its related grant agreements. As a director, each of Dr. Snyderman and Mr. Bodaken will participate in the compensation program applicable to all non-employee directors, which is described under the heading “Director Compensation” in the Company’s Definitive Proxy Statement relating to the Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 27, 2017.

Dr. Snyderman and Mr. Bodaken also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-213773) filed with the Securities and Exchange Commission on September 23, 2016.

There are no arrangements or understandings between Dr. Snyderman and Mr. Bodaken and any other persons pursuant to which Dr. Snyderman and Mr. Bodaken were elected as directors.

On July 19, 2017, the Company issued a press release announcing appointment of Dr. Snyderman and

Mr. Bodaken to the Board as directors. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by iRhythm Technologies, Inc. dated July 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

By:/s/ Kevin M. King
Kevin M. King President, Chief Executive Officer and Director

Date:  July 19, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of iRhythm Technologies, Inc. dated as of July 19, 2017.